EXHIBIT 99.1

Xenon Pharmaceuticals to Provide Business and Milestone Update at Needham Healthcare Conference

BURNABY, British Columbia, March 31, 2016 (GLOBE NEWSWIRE) -- Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a clinical-stage biopharmaceutical company, today announced that Dr. Simon Pimstone, Xenon's President and Chief Executive Officer, will present a business update, including progress toward milestones, at the Needham Healthcare Conference at 12:50 pm ET on Tuesday, April 12, 2016, in New York City.

Anticipated Milestones

  Xenon's partner Teva Pharmaceutical Industries Ltd. is currently conducting a randomized, double-blind, placebo-controlled Phase 2b clinical trial for TV-45070 in patients with post-herpetic neuralgia. Previously, the Company had anticipated results in the second half of 2016; however, Teva updated its forecast and now expects results in the first half of 2017.
  Xenon's partner Genentech, a member of the Roche Group, is currently conducting two Phase 1 clinical trials for GDC-0276 and GDC-0310, which are both oral, selective Nav1.7 small-molecule inhibitors being developed for the potential treatment of pain. Both Phase 1 clinical trials are ongoing, and pending a full assessment of the results, Genentech intends to initiate a Phase 2 clinical trial in 2016. The research term for Xenon’s second collaboration with Genentech, which is centered on pain genetics, has been extended for another year until March 2017.
  XEN801 is a topical stearoyl Co-A desaturase-1, or SCD1 inhibitor, being developed for the treatment of moderate to severe acne. Data from the Phase 1 clinical trial completed in December 2015 supported progressing to a Phase 2 clinical trial, which was initiated in February 2016. Xenon expects to enroll approximately 150 patients with moderate to severe acne, with topline results expected in the fourth quarter of 2016.
  Xenon's development of a Nav1.6 sodium channel inhibitor for the treatment of rare childhood epilepsy disorders – such as Dravet Syndrome, an orphan disease of severe childhood epilepsy – continues to progress, and results from early in vivo studies have been encouraging. Xenon expects to identify a development candidate in 2016 and file an investigational new drug (IND) application in the first half of 2017.
  Xenon will continue to leverage its drug discovery platform to identify validated drug targets and develop new product candidates, and expects to provide updates as new drug discovery programs advance in 2016.
  Xenon is eligible to receive a royalty on commercial sales of Glybera®, which is licensed to uniQure Biopharma B.V. for the treatment of the orphan disorder lipoprotein lipase deficiency. The first patient treated with Glybera as a commercially-available gene therapy was announced by uniQure in November 2015 and enabled by its commercialization partner in the EU, Chiesi Farmaceutici S.p.A.

An audio webcast of the presentation will be broadcast live on the investors section of Xenon's website at www.xenon-pharma.com and will be available for replay for 30 days following the presentation.

About Xenon Pharmaceuticals Inc.

Xenon is a clinical-stage biopharmaceutical company discovering and developing a pipeline of differentiated therapeutics for orphan indications that it intends to commercialize on its own and for larger market indications that the company intends to partner with global pharmaceutical companies. Xenon has built a core enabling discovery platform, referred to as Extreme Genetics®, for the discovery of validated drug targets by studying rare human diseases with extreme traits, including diseases caused by mutations in ion channels, known as channelopathies. Xenon's Extreme Genetics® platform has yielded the first approved gene therapy product in the European Union and a broad development pipeline and multiple pharmaceutical partnerships, including with Teva and Genentech. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding our ability to achieve milestones in both our proprietary and partnered development programs, the anticipated enrollment in our Phase 2 clinical trial of XEN801, the anticipated timing of IND submissions with regulatory agencies, the initiation of future clinical trials, the timing of and results from our and our collaborators’ ongoing clinical trials and pre-clinical development activities, the potential efficacy, future development plans and commercial potential of our and our collaborators’ product candidates and the progress and potential of ongoing development programs. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our Extreme Genetics® discovery platform or ongoing collaborations may not yield additional product candidates; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones pursuant to our collaboration agreements; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon,” the Xenon logo, and “Extreme Genetics” are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions.

Investor/Media Contact:
Jodi Regts
Senior Director, Corporate Affairs
Xenon Pharmaceuticals Inc.
Phone: 604.484.3353
Email: investors@xenon-pharma.com